Exhibit 99.1

                     CHARTERMAC PROVIDES $84 MILLION LOAN TO
                        CAPRI CAPITAL LIMITED PARTNERSHIP

            -- Loan is the First Step in Broad Strategic Alliance --


NEW YORK, NY - July 19, 2004 - CharterMac (the "Company") (AMEX: CHC), one of the nation's leading financial services providers to the multifamily housing industry, announced today that a subsidiary, CM Investor LLC ("CM Investor"), has provided a $72 million interim loan (the "Interim Loan") to Chicago-based Capri Capital Limited Partnership ("CCLP") and committed to make an additional $12 million advance. Pending the required regulatory and agency approval, the completion of due diligence, and the negotiation and execution of additional documents and agreements with CCLP, CharterMac anticipates that the loan would be the first step in CM Investor's subsequent acquisition of 100% of CCLP's mortgage banking affiliate, Capri Capital Finance, and the formation of a strategic alliance with Capri Capital Advisors, CCLP's pension fund advisory affiliate.

If these certain conditions are met, CharterMac anticipates that the Interim Loan will be repaid in full and that CM Investor would then make two new loans in the aggregate principal amount of $90 million, one of which would give CM Investor the right to acquire 100% of Capri Capital Finance within six months, and the other one of which would give CM Investor the right to acquire a 49% equity interest in Capri Capital Advisors on or after August 1, 2005, but no later than June 30, 2006. The acquisition of 100% of Capri Capital Finance and the acquisition of a 49% equity interest in Capri Capital Advisors are both subject to certain approvals, including agency approval for the acquisition of Capri Capital Finance. The Company has entered into a letter of intent with respect to the subsequent transactions; however, definitive agreements have yet to be signed, and there can be no assurance that the subsequent transactions will occur.

Commenting on the transaction, Stuart J. Boesky, Chief Executive Officer of CharterMac, stated: "This transaction is the first step in what we anticipate to be a major expansion of CharterMac's mortgage banking and fund management businesses. The Capri companies are a natural fit for CharterMac's platform, and we are fortunate to have the opportunity to become associated with such a well-respected, dynamic organization. The Co-Chairmen of Capri, Daryl J. Carter and Quintin E. Primo III, are both nationally recognized leaders in the real estate and multifamily finance industries. The scope of our combined mortgage banking businesses would further expand one of the strongest multifamily platforms in the country. In addition, this transaction will further diversify CharterMac's revenue sources and expand our business lines into a new area, the pension fund advisory business, which we believe would be an attractive source of capital for our developer customer base. Importantly, we expect this transaction, if consummated, would be approximately 1% - 2% accretive to CharterMac's cash available for distribution ("CAD") per share in 2004 and approximately 2% - 4% accretive to CAD on a 12-month, fully integrated basis."

"This strategic alliance with CharterMac is very exciting for Capri," said Mr. Carter. "CharterMac is one of the most prominent multifamily financial services companies in the country, and we are thrilled with the prospects of working with their team. Moreover, we have a particularly complementary business mix, which can lend itself to greater opportunities and a broader array of products for the clients of both firms. The potential combination of our loan portfolios will create the nation's fifth largest multifamily agency loan servicing portfolio, based upon principal outstanding."

CharterMac and Capri anticipate that this strategic alliance, if consummated, will benefit both companies by:

    o Diversifying CharterMac's revenue sources to include additional fee businesses that are less susceptible to changes in the interest rate environment;
    o Generating CAD per share accretion to CharterMac of approximately 1% - 2% in 2004 and approximately 2% - 4% on a 12-month, fully integrated basis;
    o Expanding CharterMac's business lines into the pension fund advisory business and providing Capri access to CharterMac's multifamily platform and balance sheet;



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    o   Increasing market share and generating economies of scale through the combined mortgage banking platforms of Capri Capital Finance and PW Funding Inc. ("PWF"), CharterMac's mortgage banking subsidiary;
    o Cultivating the complementary product offerings of Capri Capital Finance and PWF, thereby establishing a broader array of products for the clients of both firms; and
    o Combining Capri's solid Southern California originations platform and Freddie Mac license with PWF's strong east coast originations platform and Freddie Mac license, as well as its status as an approved nationwide affordable lender, to grow the companies' market share across the country.

Assuming the acquisition of Capri Capital Finance, Mr. Carter will become the Chief Executive Officer of the combined mortgage banking platform, a position which has been vacant since Ray Reisert resigned from his position of Chief Executive Officer earlier this year. Mr. Reisert has remained with PWF as a member of its Board of Directors and its Loan Committee. In addition, Mr. Primo will continue as Chief Executive Officer of Capri Capital Advisors. Mr. Primo leads a proven, existing management team that is responsible for all marketing, investment, and asset management activities of Capri Capital Advisors on behalf of its institutional clients.

The proceeds of the Interim Loan will be used by CCLP primarily to repay existing indebtedness and buy out the existing minority partners of Capri Capital Advisors. CharterMac's subsidiary, CharterMac Corporation, has funded the Interim Loan through a bridge loan from Fleet National Bank, a subsidiary of Bank of America Corporation.

If CM Investor ultimately acquires both the 100% ownership interest in Capri Capital Finance and the 49% interest in Capri Capital Advisors, pursuant to these arrangements, the total purchase price will be based on future performance.

CCLP was founded in 1992 by Messrs. Carter and Primo to capitalize on real estate investment opportunities that they believed were being missed by the broader institutional investor market. In 1997, Capri Capital Finance, a wholly-owned second-tier subsidiary of CCLP, acquired a Fannie Mae Delegated Underwriting and Servicer ("DUS(TM)") from First Tennessee National Corp. A year later, Capri Capital Finance acquired Washington Capital, another Fannie Mae DUS lender, and has since expanded the companies' combined loan servicing portfolios to more than $5.4 billion, with average annual originations of $831 million over the past five years. In addition to the Fannie Mae DUS program, Capri Capital Finance originates loans as a Freddie Mac Program Plus Seller/Servicer as well as on behalf of the Federal Housing Administration and the United States Housing and Urban Development Department.

In 2000, Messrs. Carter and Primo combined CCLP's institutional real estate advisory business with the institutional real estate advisory business of Capital Associates Group, a leading real estate pension fund advisor with over $1 billion in assets under management at that time. The merger, which resulted in the formation of Capri Capital Advisors, marked an important step in expanding the company's pension advisory activity and building the firm's capabilities in real estate property acquisitions and joint venture equity investments. Today, Capri Capital Advisors has approximately $2 billion in committed assets under management, offering to its institutional clients both single investor accounts and commingled investment funds.

About the Companies

CharterMac, through its subsidiaries, is one of the nation's leading financial services providers to the multifamily housing industry. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at www.chartermac.com or contact the Shareholder Services Department directly at
(800) 831-4826.

Capri Capital L.P. is a premier real estate investment advisory, management and mortgage capital firm investing in real estate equity and debt-related products on behalf of pension funds and other institutional investors. The firm is a Fannie Mae DUS lender, a HUD originator and servicer, and a Freddie Mac Program



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Plus Seller/Servicer. With over $7 billion in assets under management, Capri
Capital is headquartered in Chicago and maintains offices in the metropolitan areas of Los Angeles, San Francisco, and Washington D.C. For more information please visit Capri Capital's website at www.capricapital.com.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac's Annual Report on Form 10-K for the period ended December 31, 2003, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.


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